Exhibit 99.2

CIDER SECURITY LTD.

US APPENDIX

TO

2020 EQUITY INCENTIVE PLAN

Cider Security Ltd. (the “Company”) hereby adopts this US Appendix (the “Appendix”) which shall form an integral part of the Company’s 2020 Equity Incentive Plan (the “Plan”) and it shall apply only to Participants who are deemed residents of the United States (“US Participants”). Capitalized terms contained herein shall have the same meanings given to them in the Plan, unless otherwise defined in this Appendix.

This Appendix supplements the Plan so that it shall comply with any requirements under Applicable Law pertaining to the grant of Awards under the Plan to US Participants.

The Plan and this Appendix are complementary to each other and shall be read and deemed as one. Any requirements provided in this Appendix shall be in addition to the requirements provided in the Plan. In the event of a conflict, whether explicit or implied, between the provisions of the Plan and this Appendix, the latter shall govern and prevail with respect to grant of Awards to US Participants.

1.

Definitions: Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meaning in this Appendix. For the purposes of this Appendix, the following terms shall have the meaning ascribed thereto as set forth below:

a.

“Applicable Law” means the legal requirements relating to the administration of Awards and similar incentive plans under any applicable laws, including but not limited to federal and state employment, labor, privacy and securities laws, and the Code.

b.	“Award Agreement” means the written agreement or other instrument evidencing the grant of an Award, including any amendments thereto.

c.

“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.

d.

“Disability” means, for purposes of this Appendix, with respect to Incentive Stock Options awarded under this Appendix only, a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code, provided that in the case of Options other than Incentive Stock Options, the Board in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Board from time to time.

e.

“Fair Market Value” means, for purposes of this Appendix, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, (a) if the Shares are listed on any established securities exchange, the closing sales price for such Shares (or the closing bid, if no sales were reported) as traded on such exchange for such date, or if no bids or sales were reported for such date, then the closing sales price (or the closing bid, if no sales were reported) on the trading date immediately prior to such date during which a bid or sale occurred, in each case, as reported in The Wall Street Journal or such other source as the Board deems reliable; (b) if the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Board deems reliable; or (c) in the absence of an established market for the Shares, the Fair Market Value shall be determined in good faith by the Board, taking into account such factors as it considers advisable in a manner consistent with the principles of Code Section 409A and, with respect to Incentive Stock Options, Code Section 422.

f.

“Incentive Stock Option” means any Option awarded under the Plan and this Appendix intended to be and designated in the Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code to an employee of the Company, Parent or any Subsidiary.

g.	“Non-Qualified Stock Option” shall mean an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

h.	“Option” means an Incentive Stock Option or Non-Qualified Stock Option awarded hereunder.

i.	“Optionee” means a Service Provider who receives an Option hereunder.

j.	“Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

k.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder. Any reference to any section of the Securities Act shall also be a reference to any successor provision.

l.

“Service Relationship” means any relationship as a full-time employee, part-time employee, director or other key person (including Consultants) of the Company or any Subsidiary or any successor entity (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Consultant).

m.	“Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

n.

“Ten Percent Holder” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent of the Company or any Subsidiary.

o.

“U.S. Employee” means any U.S. resident employed by the Company or any Subsidiary of the Company as determined under the rules contained in Code Section 3401. Neither service as a director nor payment of a director’s fee by the Company shall be sufficient by itself to constitute “employment” by the Company.

2.

Eligibility: Incentive Stock Options may be granted only to persons who are, at the time of grant of such Option, U.S. Employees, and may not be granted to directors who are not U.S. Employees or to consultants. In the event of an Optionee ceasing to be a U.S. Employee, an Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option three (3) months and one (1) day following such change of status. If designated as an Incentive Stock Option in the Award Agreement, the Option is intended to qualify as an Incentive Stock Option to the maximum extent permitted under Section 422 of the Code. Any portion of the Option that does not so qualify will be a Non-Qualified Stock Option.

3.	Grant of Options:

a.

Term of Option. The term of each Option shall be stated in the Award Agreement; provided, however, that the term shall be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to an Optionee who, together with persons whose share ownership is attributed to the Optionee pursuant to Section 424(d) of the Code, is a Ten Percent Holder, such Incentive Stock Option may not be exercised after the expiration of five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

b.	Option Exercise Price and Consideration.

i.	Exercise Price. The per share Exercise Price for the Shares to be issued upon exercise of an Option shall be such price as is determined by the Administrator, but shall be subject to the following:

1.

The Exercise Price of an Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of a Share at the time of grant of such Option; provided, however, that if at the time of grant of such Option, the Employee (together with persons whose share ownership is attributed to the Employee pursuant to Section 424(d) of the Code) is a Ten Percent Holder, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share at the time of grant of such Option.

2.

In the case of a Non-Qualified Stock Option, the per Share Exercise Price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant, or if granted to a person who at the time of grant is a Ten Percent Holder, the per Share Exercise Price shall be no less than 110% of the Fair Market Value per Share on the date of grant if required by the Applicable Laws.

3.

Notwithstanding the foregoing, Options may be granted with a per Share Exercise Price other than as required above in accordance with and pursuant to a transaction described in Section 424 of the Code.

ii.

Forms of Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant).

iii.

Legal Compliance. Options and Shares shall not be issued pursuant to the making or exercise of an Option unless the exercise of Options and rights and the issuance and delivery of Shares shall comply with Applicable Law, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Any Option made in violation hereof shall be null and void.

c.

Exercisability. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, consistent with the terms of the Plan and the Award Agreement, including vesting requirements and/or performance criteria with respect to the Company and/or the Optionee, including but not limited to a proxy and power of attorney (in such form as the Administrator may specify from time to time) with respect to any exercised Shares appointing the President of the Company or such other person as shall be designated from time to time by the Board as a proxy with respect to any voting rights attached to such exercised Shares. The proxy holder shall vote such exercised Shares only in the same proportion as the result of the shareholders vote, in respect of which such exercised Shares are being cast. Such proxy shall terminate and be of no further force and effect upon a consummation of an initial underwritten public offering of Shares. Such person or persons designated by the Board to act pursuant to such proxy, shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with such proxy unless arising out of such person’s own fraud or bad faith, to the extent permitted by Applicable Laws. Such indemnification shall be in addition to any rights of indemnification the proxy holder may have under the Company’s Certificate of Incorporation, any agreement, any vote of shareholders, insurance policy or otherwise.

d.

Incentive Stock Option Limit. Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any parent company or subsidiary) exceeds one hundred thousand dollars ($100,000), such Options shall be treated as Non-Qualified Stock Options. For purposes of this Section, Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares for which it is granted.

e.	Shares Subject to Incentive Stock Options. Subject to Section 4 of the Plan, the maximum number of Shares that may be issued pursuant to Incentive Stock Options shall be [6,331,540] Shares.

4.

Leaves of Absence. For purposes of Incentive Stock Options, no leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the ninety-first (91st) day of such leave, any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.

5.

Termination. Any portion of an Option that is not vested and exercisable on the date of termination of an Optionee’s Service Relationship shall immediately expire and be null and void. Once any portion of the Stock Option becomes vested and exercisable, the Optionee’s right to exercise such portion of the Stock Option (or the Optionee’s representatives and legatees as applicable) in the event of a termination of the Optionee’s Service Relationship shall continue until the earliest of: (i) the date which is: (A) twelve (12) months following the date on which the Optionee’s Service Relationship terminates due to death or Disability (or such longer period of time as determined by the Board and set forth in the applicable Option grant), or (B) three (3) months following the date on which the Optionee’s Service Relationship terminates if the termination is due to any reason other than death or Disability (or such longer period of time as determined by the Board and set forth in the applicable Option grant), or (ii) the Expiration Date set forth in the Option grant; provided that notwithstanding the foregoing, an Option grant may provide that if the Optionee’s Service Relationship is terminated for Cause, the Option shall terminate immediately and be null and void upon the date of the Optionee’s termination and shall not thereafter be exercisable. In the case of an Incentive Stock Option, the Optionee shall notify the Company in writing within 30 days after any disposition of any Shares acquired upon exercise of the Option if such disposition occurs within two years from the date of grant or within one year from the date the Shares were transferred to such Optionee.

6.

Transferability of Incentive Stock Options. In accordance with Section 14.1 of the Plan, Options may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent. Any Incentive Stock Options may be exercised, during the lifetime of the Optionee, only by the Optionee.

7.

Compliance with Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A of the Code and the applicable regulations and guidance thereunder (collectively, “Section 409A”) such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as may be specified by the Board from time to time. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. The Company makes no representation or warranty and shall have no liability to any grantee under the Plan or any other Person with respect to any penalties or taxes under Section 409A that are, or may be, imposed with respect to any Award.

8.

Shareholders’ Approval. The Appendix shall become effective upon adoption by the Board and shall be approved by stockholders in accordance with applicable state law and the Company’s articles of incorporation and bylaws within 12 months thereafter. If the stockholders fail to approve the Appendix within 12 months after its adoption by the Board, then any Awards granted or sold under the Appendix shall be rescinded and no additional grants or sales shall thereafter be made under the Plan. Subject to such approval by stockholders and to the requirement that no Shares may be issued hereunder prior to such approval, Awards may be granted hereunder on and after adoption of the Appendix by the Board. No grants of Awards may be made hereunder after the tenth anniversary of the date the Appendix is adopted by the Board or the date the Appendix is approved by the Company’s stockholders, whichever is earlier.

9.

Amendment. This Appendix may be amended or terminated in accordance with the terms governing the amendment or termination of the Plan; provided, however, that unless otherwise determined by the Board, an amendment which requires shareholder approval in order for the Plan to continue to comply with any applicable law (including Code Section 422 to the extent applicable to Incentive Stock Options), regulations or under the rules of any exchange or system on which the Company’s securities are listed or traded at the request of the Company, shall not be effective unless approved by the requisite vote of shareholders.

10.

Effectiveness of Certain Plan Terms. The provisions in the Plan relating to Section 102 Trustee Options, Section 102 Non-Trustee Options, Section 3(i) Options and other provisions relating specifically to the tax status of Awards granted to Participants who are deemed residents of the State of Israel shall not apply to Awards granted to US Participants under this Appendix.

11.

Compliance. To the extent that this Appendix is required to contain any specified provisions under any Applicable Law, such provisions shall be deemed to be stated in this Appendix and to be an integral part hereof. To the extent permissible, this Appendix shall be effective with respect to Awards granted to US Participants prior to or after its adoption by the Company.

12.

Governing Law. This Appendix and all instruments issued hereunder shall be governed by and construed and enforced in accordance with U.S. state corporate laws, U.S. federal and applicable state securities laws, other U.S. federal and state laws, the Code, any Stock Exchange rules or regulations, without giving effect to the principles of conflict of laws.

EXHIBIT A

TO

US APPENDIX TO EQUITY INCENTIVE PLAN

(for California residents only, to the extent required by 25102(o))

This Exhibit A to the Cider Security Ltd. US Appendix to the Company’s 2020 Equity Incentive Plan shall apply only to the Participants who are residents of the State of California and who are receiving an Award under the Plan. Capitalized terms contained herein shall have the same meanings given to them in the Plan, unless otherwise provided by this Exhibit A. Notwithstanding any provisions contained in the Plan to the contrary and to the extent required by Applicable Laws, the following terms shall apply to all Awards granted to residents of the State of California, until such time as the Administrator amends this Exhibit A or the Administrator otherwise provides.

(a) The term of each Option shall be stated in the Award Agreement; provided, however, that the term shall be no more than ten (10) years from the date of grant thereof.

(b) Unless determined otherwise by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, or otherwise transferred in any manner other than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award may only be transferred (i) by will, (ii) by the laws of descent and distribution, or (iii) as permitted by Rule 701 of the Securities Act.

(c) If a Participant ceases to be a Service Provider, such Participant may exercise his or her Option within such period of time as specified in the Award Agreement, which shall not be less than thirty (30) days following the date of the Participant’s termination, to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for three (3) months following the Participant’s termination.

(d) If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as specified in the Award Agreement, which shall not be less than six (6) months following the date of the Participant’s termination, to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination.

(e) If a Participant dies while a Service Provider, the Option may be exercised within such period of time as specified in the Award Agreement, which shall not be less than six (6) months following the date of the Participant’s death, to the extent the Option is vested on the date of death (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement) by the Participant’s designated beneficiary, personal representative, or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination.

(f) No Award shall be granted to a resident of California more than ten (10) years after the earlier of the date of adoption of the Plan or the date the Plan is approved by the stockholders.

(g) In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award; provided, however, that the Administrator will make such adjustments to an Award required by Section 25102(o) of the California Corporations Code to the extent the Company is relying upon the exemption afforded thereby with respect to the Award.

(h) This Exhibit A shall be deemed to be part of the Plan and the Administrator shall have the authority to amend this Exhibit A in accordance with Section 18 of the Plan.